EXHIBIT 10.1

                              FARMERS NATIONAL BANK
                              EXECUTIVE MANAGEMENT
                                  BONUS PROGRAM

I.   EFFECTIVE DATE

     The program will be in effect from January 1, 2006 through December 31, 2006.

II.  PURPOSE

     The Farmers National Bank Executive Management Bonus Program ("the Plan") is intended to provide an annual bonus that will reward the performance of the members of Executive Management for directing the profitability of the institution.

     The Plan will be reviewed on an annual basis by the Board's Human Resources Committee and based on business conditions and recommendations will be submitted to the full Board of Directors for approval.

III. ELIGIBILITY

All Executive Management level employees who meet the following criteria:

-- Have been employed for at least 6 months as of December 31, 2006. (Those employees who worked less than the entire 2006 calendar year will receive a pro-rated payment based on the number of months employed.)

--   Have received a performance evaluation of at least "Meets Expectations".

     A. Time missed in excess of accrued vacation paid and normal absence days will not be credited as time worked for purposes of plan payment.
     B. Employees will not receive any portion or payment under the Plan unless the established goals have been attained.
     C. An individual's participation is not assurance of participation in future years.

IV.  METHOD OF COMPENSATION

Direct deposit into employee payroll account.

V.   TIMING OF BONUS PAYMENTS

     A. To be entitled to receive a payment as described in this policy, it is an expressed condition that the participant be employed with Farmers National Bank as of the date of payment.

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     B.   Payments under the Plan shall be made as soon as practicable after the organization's consolidated financial statements for the fiscal year period have been completed. Payment of the bonus awards shall be subject to withholdings in an amount sufficient to pay any tax required by law to be withheld and paid by the organization to appropriate governmental authorities.

VI.  BASIS FOR EARNING BONUS

-- As an entry point for the Plan, the holding company must realize Return on Average Equity ("ROE") goals as follows:

     o    Entry Level 10.54%
     o    Goal        10.64%
     o    Maximum     11.13%

     (Note: The ROE goal must be attained net of all bonus and profit sharing accruals.)

     Return on Average Equity is defined as total average capital less unrealized gains/losses on available for sale (AFS) securities.

-- Eligible Executive Management employees would receive the following percentage of their annual salary:

                                          Entry      Goal    Maximum
                                          -----      ----    -------
     o    President                         20%       25%        30%

     o    Senior Vice-President
          Chief Lending Officer             15%       20%        25%

     o    Senior Vice-President
          Chief Operating Officer           15%       20%        25%

     o    Vice-President
          Human Resources Director          10%       15%        20%

     o    Vice-President
          Controller                        10%       15%        20%

-- The actual amount paid will be based on the availability of sufficient Plan accrual. If sufficient accrual is not available, payments will be limited and distributed on a pro-rata basis.

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VII. CHANGE OF EMPLOYMENT STATUS

     A. In the event that an employee ceases to be employed by the organization prior to the payout date, bonus payments under the Plan for the award period shall be treated as follows:

          If the termination is due to retirement, death or disability, payments, if earned, shall be paid to the employee at the normal payment date, with payment reduced pro-rata for the number of full months in which the employee was not employed during the award period. For purposes of this determination, employment services must exceed six months. No payments shall be made unless the Committee, in its sole discretion, determines that a payout should be made.

     B. In the event that an employee's position status changes such that the change increases or decreases salary grade level during the plan year, while continuing to meet the eligibility requirements for the Plan, bonus awards under the Plan shall be prorated based on time in position.

VIII. PLAN COMMITTEE

     A.   The Plan will be administered by the Human Resources Committee.

     B. The Human Resources Committee shall have the full and complete authority in its sole discretion, but subject to the expressed provisions of the Plan to:

          1. determine the eligibility criteria for participation under the Plan;
          2.   determine the time such bonus awards shall be granted;
          3. establish the terms and conditions upon which such bonus awards shall be made and become payable; and
          4. adopt such rules and regulations deemed necessary or desirable for administration of the Plan.

The Human Resources Committee shall determine any facts necessary for the administration of the Plan and respond to any questions concerning interpretation or administration of the Plan. The good faith determination made by the Human Resources Committee in response to such questions shall be final and conclusive upon all parties.

IX.  NON-EMPLOYMENT CONTRACT

Nothing contained herein may be interpreted as an employee contract for a particular position. Further, nothing contained in the Plan shall in any way be construed as to amend or modify Farmers National Bank's at will relationships with participants.